Exhibit 10.2

Memorandum of Understanding

This Memorandum of Understanding (‘MOU’) is entered into as of the 02 day of August 2016 by and between:

•	Majesco Limited (‘Majesco’), a Corporation incorporated as per the Indian Companies Act, 2013, having its office at MNDC, MBP-P-136, Mahape, Navi Mumbai 400710, Maharashtra, India; and

•	Majesco Software and Solutions India Private Limited (‘MMSIPL’), a Corporation incorporated as per the Indian Companies Act, 2013, having its office at 805 President House, Near Ambawadi Circle, Ahmedabad 380 015, Gujarat India.

Each of the above shall be referred to herein individually as a “Party” and collectively as the “Parties”.

Whereas:

•	As a result of the demerger approved by the Bombay High Court and Gujarat High Court, the Insurance Products and Services Business of Mastek Limited, consisting of India Insurance Business and Offshore Insurance Operations, moved to Majesco with effect from 1 April 2014. All the Assets (tangible as well as intangibles) and Liabilities in relation to the Insurance Products and Services Business moved from Mastek Limited to Majesco.

•	Subsequently, Majesco, retaining the India Insurance business, approved transfer of the offshore insurance operations (catering to International business) to MSSIPL via slump sale. Accordingly, all the Assets (tangible as well as intangibles) and Liabilities pertaining to offshore insurance operations moved from Majesco to MSSIPL and was paid for by MSSIPL to Majesco.

•	While MSSIPL became the owner of “Elixir” based Intellectual Property (“IP”) on account of the slump sale, Majesco has retained the India Insurance business and accordingly may use the “Elixir” based IP for the purpose of such business.

Accordingly, the Parties hereby agree that for the use of Elixir IP by Majesco, in relation to the India Insurance Business, MSSIPL grants Majesco, a perpetual right to use the Elixir IP, including any improvements / upgrades to the same, without any consideration.

Representations and Warranties

•	The execution and delivery of this MOU will not result in breach of any terms and conditions, or constitute a default under the laws of India or other obligations to which it is bound or violate any rule, regulation or law of an government or any order, judgement or decree of any court or government body, its constitutive documents; and

•	Each of the parties has full power and authority to carry out its obligations under this MOU.

Confidentiality

The parties recognise that the terms of this MOU are confidential and that no Party shall disclose the terms of this MOU and the transaction contemplated therein, and other related agreements / letters, communication, etc. The provisions of this clause shall not apply to information that is required to be disclosed by law.

Validity

The above understanding between Majesco and MSSIPL will cease to exist upon termination by any of the party to the understanding.

In Witness whereof, the undersigned have caused this MOU to be duly executed and operative as of the Effective Date.

/s/ Radhakrishnan Sundar	/s/ Farid Kazani
Radhakrishnan Sundar	Farid Kazani
Executive Director	Director
Majesco Limited	Majesco Software and Solutions India Private Limited